SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2016

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 2.02 Results of Operations and Financial Condition
On October 24, 2016 ProAssurance announced preliminary financial results for the third quarter of 2016. We expect to report net income of between $0.61 and $0.65 per diluted share and operating earnings of between $0.43 and $0.47 per diluted share when we release final third quarter results on November 2, 2016. We believe gross premiums written in the quarter will be approximately $230 million and net earned premium for the quarter will be approximately $185 million. We expect our consolidated combined ratio to be in a range between 92% and 94% for the quarter.
Our current year insurance operations continue to produce results in line with prior quarters. We anticipate favorable loss development will be in the range of $28.5 million to $30.0 million.
Our investment in unconsolidated subsidiaries will report a loss expected to be in the range of $3.2 to $3.4 million, primarily due to the accelerated recognition of our estimate of partnership operating losses related to our tax credit investments.
Our Workers’ Compensation subsidiary paid $1.3 million in assessments based on prior period loss severity primarily in two southeastern states, which represents an increase of $700,000 over the same period last year.
Additionally, we expect our Lloyd's segment to report a pre-tax operating loss of between $1.7 and $1.9 million in the quarter. These results are reported on a one-quarter lag and are unrelated to recent storms.
ProAssurance Chairman and Chief Executive Officer W. Stancil Starnes noted, “Given the long tailed nature of the business we write and the inherent uncertainties of ultimate reserve development, we do not forecast earnings on a quarterly basis. However, we recognize that our expected operating results will not reach the projections of some in the investment community. Those projections necessarily include estimates that are difficult to predict with any precision on a quarterly basis, which is why we take such a long-term view of our business. We see nothing in these events to suggest that there are fundamental issues with our business. ProAssurance remains solidly profitable and our long-term strategy continues to allow us to both retain existing business and write new business in a rapidly evolving healthcare delivery environment. We remain confident in the future of our business.”

Item 7.01 REGULATION FD DISCLOSURES
On October 24, 2016 ProAssurance announced preliminary financial results for the third quarter of 2016. The full text of the news release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
99.1 News release issued on October 24, 2016, disclosing ProAssurance’s preliminary results for the third quarter of 2016.
We are furnishing Exhibit 99.1 to this Current Report on Form 8-K solely for the purpose of incorporation by reference into Items 7.01 and 9.01. This exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 24, 2016

PROASSURANCE CORPORATION

By: /s/ Frank B. O’Neil
Frank B. O’Neil
Senior Vice President

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